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                                                              EXHIBIT 99.1

NEWS
BULLETIN

                        ZORAN CORPORATION
                        2041 Mission College Blvd.
                        Santa Clara, CA  95054

                        TRADED:  NASDAQ-ZRAN

FOR FURTHER INFORMATION:

AT THE COMPANY:                     AT FINANCIAL RELATIONS BOARD:
Dr. Levy Gerzberg                   Hannah Bruce (general info)
President and CEO                   Bonnie McBride (investor contract)
Ami Kraft                           415-986-1591
Chief Financial Officer
408-986-1314



FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 21, 1996

                   COMPRESSION IC LEADER ZORAN TO ACQUIRE COMPCORE
      COMBINED COMPANY WILL HAVE BOTH COMPRESSION HARDWARE AND SOFTWARE STRENGTH

SANTA CLARA, CALIFORNIA--OCTOBER 21, 1996--Zoran Corporation (Nasdaq: ZRAN), a leading provider of integrated circuits (ICs) for digital video and audio compression applications, and privately-held CompCore Multimedia, Inc., a leading provider of digital compression IC cores and software, today announced an agreement under which Zoran will acquire CompCore.

Under the terms of the agreement, CompCore stockholders will receive 0.6408 of a share of Zoran common stock for each outstanding share of CompCore. Outstanding options to purchase CompCore common stock will be converted into Zoran options. The transaction will be accounted for as a pooling of interests and its intended to qualify as a tax-free reorganization. The closing price of Zoran's common stock on October 18, 1996 was $20 per share, giving the transaction an approximate value of $57 million.

The transaction is expected to be completed in the first quarter of 1997 and is subject to approval by the stockholders of both companies and other customary conditions.

Following the merger, CompCore will operate as a subsidiary of Zoran. George Haber, CompCore's co-founder and President and Chief Executive Officer, will join

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Zoran as Executive Vice President and a member of Zoran's Board of
Directors. Sorin Cismas, CompCore's co-founder and Chief Technical Officer, will become Zoran's Chief Scientist.

"The acquisition of CompCore will complement Zoran with the addition of CompCore's software-based compression solutions and compression IC engineering capabilities," said Dr. Levy Gerzberg, Zoran's President and Chief Executive Officer. "CompCore's software technology and expertise, combined with its impressive list of customers, will strengthen our position in the PC and consumer markets. We look forward to providing and expanded product portfolio to a broader customer base."

"The combination of our technologies and customer base including names like Cirrus Logic, Diamond Multimedia, Dolby, Fujitsu, Hitachi, NEC, Oracle, Packard Bell, Panasonic, Samsung, Silicon Graphics, Sony and others will strengthen the combined company's position as a market leader in digital audio and video compression," said Haber. "The combined company will offer a broad line of hardware and software products on a worldwide basis for a wide range of digital video and audio compression needs."

ABOUT ZORAN CORPORATION

Zoran Corporation develops and markets integrated circuits and software for digital video and audio applications enabled by compression. Zoran's product line includes JPEG codecs, MPEG video decoders, and Dolby AC-3 and MPEG audio decoders. The company's integrated circuits are used in a variety of video and audio products addressing growing consumer multimedia markets. Current applications for Zoran products include professional and consumer video editing systems, PC-based and stand-alone video CD systems, DVD ROM and stand-alone players, digital audio systems, and filmless digital cameras. Established in 1983, the company is headquartered in Santa Clara, California, and has an operation in Haifa, Israel.

ABOUT COMPCORE MULTIMEDIA, INC.

CompCore Multimedia, Inc., founded in 1993 and based in Santa Clara, California, provides MPEG 1 and MPEG 2 video and audio hardware designs to original equipment manufacturers (OEMs). CompCore also offers compression software to customers that runs on most standard workstations and PCs, enabling end-users to play MPEG 1 CDs on their personal computers without requiring specialized hardware.

This press release contains forward-looking statements that are based on expectations and assumptions that involve a number of uncertainties and risks that could cause actual results to differ materially from those discussed in the forward-looking statements, including risks associated with the integration of the two companies' respective operations, technologies and products and the related diversion of

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management's attention from other business concerns; the rapidly evolving markets for the companies' products and uncertainties regarding the development of those markets; new product development and the ongoing introduction of new and enhanced products; intensive competition in the markets in which the companies compete; Zoran's historic dependence on sales to a limited number of large customers and fluctuations in customer and product mix among those customers; the dependence on key personnel; and the reliance on international sales and operations, particularly on Zoran's operations in Israel. For additional information regarding these and other risks, reference is made to Zoran's Annual Report on Form 10-K for the year ended December 31, 1995 and subsequent Quarterly Reports on Form 10-Q.

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For further information regarding Zoran Corp. via fax at no cost, dial
1-800-PRO-INFO, ticker symbol:  ZRAN.



















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